Exhibit 20.1

FOR IMMEDIATE RELEASE

CONTACT:	Hanover Direct, Inc	The MWW Group
	Charles E. Blue	Rich Tauberman
	S.V.P. & Chief Financial Officer	Tel: (201) 507-9500
Tel: (201) 272-3389

HANOVER DIRECT APPOINTS HALLIE STURGILL AS VICE PRESIDENT AND CONTROLLER

EDGEWATER, NJ, September 23, 2004 — Hanover Direct, Inc. (AMEX: HNV) today announced the appointment of Hallie Sturgill as Vice President and Controller effective September 22, 2004. Ms. Sturgill will replace William C. Kingsford, Senior Vice President – Treasury and Control, who has resigned to pursue other opportunities.

Ms. Sturgill joined the Company in 1989 and has been the Company’s Assistant Controller since May of 1997. Prior to joining the Company in 1989, Ms. Sturgill was with the public accounting firm of KPMG LLP. Ms. Sturgill earned her Bachelor of Science degree in accounting from Elizabethtown College and her MBA from Mount Saint Mary’s University and is also a certified public accountant.

Ms. Sturgill will report to Charles E. Blue, Senior Vice President and Chief Financial Officer, and will assume responsibility for all financial accounting functions.

About Hanover Direct, Inc.

Hanover Direct, Inc. (AMEX: HNV) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. The Company’s catalog and Internet portfolio of home fashions, apparel and gift brands include Domestications, The Company Store, Company Kids, Silhouettes, International Male, Scandia Down, and Gump’s By Mail. The Company owns Gump’s, a retail store based in San Francisco. Each brand can be accessed on the Internet individually by name. Keystone Internet Services, LLC (www.keystoneinternet.com), the Company’s third party fulfillment operation, also provides the logistical, IT and fulfillment needs of the Company’s catalogs and web sites. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.